UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 29, 2007
Date of Report (Date of Earliest Event Reported)
BENTLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-10581 (Commission File Number)	59-1513162 (I.R.S. Employer Identification No.)

Bentley Park 2 Holland Way Exeter, New Hampshire (Address of Principal Executive Offices)	03833 (Zip Code)
(603) 658-6100
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
On June 29, 2007, Laboratorios Belmac S.A. (“Belmac”), a wholly owned subsidiary of Bentley Pharmaceuticals, Inc., entered into a Loan Agreement with Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), pursuant to which BBVA loaned Belmac 11,000,000 Euros. Under the Loan Agreement, Belmac will be charged interest on the loan at a variable rate, reset quarterly, equal to the Euro Interbank Offered Rate, plus 0.5%, plus a single, up-front fee of 0.2%. The initial interest rate under the loan is 5.02%. The principal of the loan will be repaid in quarterly installments of 412,500 Euros beginning December 31, 2008, with the balance due on December 31, 2013. Belmac may prepay the loan at any time without a fee.
Pursuant to financial covenants in the Loan Agreement, Belmac must (i) maintain a net financial debt to net equity ratio of less than 0.33 to 1; (ii) maintain a net financial debt to operating profit ratio of less than 2.75 to 1; and (iii) not have either such ratio increase in any fiscal year by more than 20% over the respective ratio from the prior fiscal year. In addition, Belmac’s obligations under the Loan Agreement have been guaranteed by Bentley and Bentley’s other subsidiaries in Spain, and Belmac has also agreed to pledge assets at the request of BBVA if Belmac fails to comply with these financial covenants and not to pledge any assets to any other party.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information in Item 1.01 with respect to the Loan Agreement is hereby incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007	By:	/s/ Richard P. Lindsay
Richard P. Lindsay
Vice President and Chief Financial Officer